Exhibit 99.1

RICHARD J. BRESSLER NAMED PRESIDENT AND CHIEF FINANCIAL OFFICER OF
CC MEDIA HOLDINGS, INC. AND CLEAR CHANNEL COMMUNICATIONS, INC., AND CHIEF FINANCIAL OFFICER OF CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Former Time Warner and Viacom CFO Will Help Drive Clear Channel’s Next Stage of Growth as Nation’s Leading Multi-Platform Media and Entertainment Company

July 30, 2013 – New York, NY -- CC Media Holdings, Inc. (OTCBB: CCMO) today announced that widely respected media and finance executive Richard J. Bressler will become President and Chief Financial Officer of CC Media Holdings, Inc. and Clear Channel Communications, Inc., and Chief Financial Officer of Clear Channel Outdoor Holdings, Inc. (NYSE: CCO), reporting to Chairman and CEO Robert Pittman, effective immediately.

Bressler, who has served as CFO of Time Warner and Viacom and Managing Director at Thomas H. Lee Partners, possesses wide-ranging experience and expertise in the media, entertainment, digital and out-of-home businesses as well as an extensive background in public companies, private equity and venture capital investing.

As a member of Thomas H. Lee Partners, one of the two private equity firms that completed a multi-billion-dollar acquisition of Clear Channel in 2008, Bressler has been a Director of CC Media Holdings, Inc. and Clear Channel Communications, Inc. since then, positions he will continue to hold, and has been intimately involved in the company as a member of the CC Media Holdings board's operating committee.

As President of CC Media Holdings, Inc. and Clear Channel Communications, Inc., Bressler will work closely with Pittman on the further development of strategies and initiatives to ensure that Clear Channel capitalizes on its unique assets.  In his capacity as CFO, Bressler will succeed Tom Casey, who served as Executive Vice President and Chief Financial Officer of CC Media Holdings, Inc., Clear Channel Communications, Inc. and Clear Channel Outdoor Holdings, Inc. from 2010.

“I know Rich very well, and we have even worked together – twice – at Time Warner.  He has been an invaluable strategic partner for us in his position at Thomas H. Lee Partners, and now he will play an even bigger role in helping Clear Channel fully maximize our unparalleled assets, working closely with me, John Hogan and William Eccleshare and the rest of our leadership team to continue to build the leading multi-platform media and entertainment company in the U.S. with global reach,” said Pittman.  “I recruited Rich for this role because there are few people who have as deep an understanding as he does of our company and the opportunities we have to lead the industry in helping marketers meet the demands of increasingly connected consumers. I’m confident that he’ll add another layer of expertise and experience as we take the company to its next level of growth, and will be a tremendous leader for our financial team.  His keen strategic, financial and analytical skills will be a huge asset to all of Clear Channel.”

“Bob Pittman is a visionary leader, and I’m incredibly excited by the opportunity to play a more direct role in the company’s next stage of growth and development,” said Bressler.  “I’m a great believer in the power and potential of Clear Channel and have been proud to have a seat at the table as the company has expanded its position as a leader in the broadcast radio, digital media, entertainment and out-of-home businesses.  I’m looking forward to partnering with Bob, William and John to help the company fulfill its potential as a truly transformative multi-platform media company.”

“There is no better, more experienced executive Bob Pittman could have recruited for this important role than Rich Bressler,” said Scott Sperling, co-President of Thomas H. Lee Partners.  “Bob and his team have achieved strong revenue growth driven by accelerating increases in market share, expanding the universe of Clear Channel advertisers, and building a leadership position in the transition to digital platforms.  With this traction on top of the broad process reengineering work already completed, we have great confidence in the Company and are highly supportive of Rich's transition from helping lead our investment in Clear Channel to being a dedicated executive there on a full time basis.”

“We are very excited about the transformation of Clear Channel in the last several years into a true multi-media platform," said John Connaughton, a Managing Director at Bain Capital.  "Rich will advance this mission with his exceptional track record as an executive at several premier media companies.  Having worked with Rich over the last seven years, I know he will use his experience, in-depth knowledge of the company, and enduring relationships with Bob and the leadership to continue to grow the business and bring unique skills to an already-strong senior management team."

Pittman continued, “I’d like to extend my most sincere thanks to Tom Casey for his significant contributions to Clear Channel over the last several years that set the stage for the company’s continued evolution.  Especially notable has been all his work during the completion of the recent debt refinancings, which strengthened our financial position and prepared our company for its next stage of growth.  With these transactions complete, it’s a natural time for this transition, which will enable Clear Channel to maximize its potential and take advantage of the company’s promise and value.  We wish Tom all the best for the future.”

Prior to joining Thomas H. Lee Partners, Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom, Inc. from 2001 through 2005.  He also served as Chairman and Chief Executive Officer of Time Warner Digital Media, and was Executive Vice President and Chief Financial Officer of Time Warner, Inc. from 1995 to 1999.

The Chairman and CEO of Clear Channel Media + Entertainment, John Hogan, and the CEO of Clear Channel Outdoor Holdings, Inc., William Eccleshare, will continue to report to Mr. Pittman.

About CC Media Holdings, Inc/Clear Channel Communications, Inc.
CC Media Holdings, Inc. (OTCBB: CCMO), the parent company of Clear Channel Communications, is one of the leading global multi-platform media and entertainment companies specializing in radio, digital, out of home, mobile, live events, and on-demand entertainment and information services for local communities and providing premier opportunities for advertisers.  Its Clear Channel Media + Entertainment division has the largest reach of any radio or television outlet in America, serving 150 cities through 840 owned radio stations in addition to its iHeartRadio digital platform.  Its publicly traded Clear Channel Outdoor Holdings, Inc. division (NYSE: CCO) is one of the world’s largest out of home advertising companies, with more than 750,000 displays in over 40 countries across five continents, including 48 of the 50 largest markets in the United States.
More information is available at www.clearchannel.com.

For further information, please contact:

Media
Wendy Goldberg
(212) 549-0965

Investors
Gregory Lundberg
 (212) 549-1717